CONFIDENTIAL

Project Eclipse

June 16, 2020

Presentation to the Special Committee of the Board of Directors

Emory & Co.

Investment Banking

Table of Contents

Overview

- Emory & Co., LLC ("Emory") is an investment banking firm that is regularly engaged in the valuation of businesses and their securities, including issuing financial opinions, in connection with mergers and acquisitions, reverse stock splits, employee stock ownership plans, corporate planning and other purposes.
- Emory's role is to recommend to the Special Committee of the Board of Directors a price for the Class A common stock of Westell Technologies, Inc. ("Westell" or the "Company") for the purpose of a potential going-private transaction involving a reverse stock split. Emory will also provide a fairness opinion at the time the Board of Directors authorizes the potential reverse stock split.
- To accomplish this, we have:
  - Interviewed various members of senior management and the Special Committee of the Board of Directors of Westell
  - Reviewed information provided by Westell
  - Reviewed publicly available information
  - Completed various analyses and studies

Overview

- This recommendation is subject to certain limiting conditions set forth in the attached Appendix.
- This summary of Emory's analyses is not a complete description of the analyses underlying Emory's opinion.
- The preparation of this recommendation is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and therefore, Emory's recommendation is not readily susceptible to partial analysis or summary description.
- Emory's recommended price is based on the following definition of Fair Value:
  - The value of the shares of common stock of the Company with no minority discount or lack of marketability discount; it is intended to reflect the value of a shareholder's proportionate interest in the Company without any such discounts.

Valuation Summary

- We have used the following methodologies to determine our best estimate of Westell's Enterprise value of $8.5 million. This is equivalent to an equity value of $24.379 million.


Valuation Range - Enterprise Value
($ in thousands)
Comparative Stock
Comparative Transactions Analysis
Discounted Cash Flow Analysis
Premium Analysis
Adjusted Balance Sheet
$4,500
$6,500
$8,500
$10,500

Overview

($ in thousands, except per share)		Low		High
	Comparative Stock	$6,000	-	$9,000
	Comparative Transactions Analysis	$7,500	-	$9,000
	Discounted Cash Flow Analysis	$6,618	-	$8,896
	Premium Analysis	$5,740	-	$7,061
	Adjusted Balance Sheet	$4,746	-	$7,479
	Best Estimate - Enterprise Value		$8,500	
Less:	Debt		$0	
Plus:	Cash [(a)]		$15,676	
Plus:	Option Exercise Proceeds		$203	
Equals:	Equity Value		$24,379	
Divide:	Fully Diluted Shares Outstanding		16,503,379	
Equals	Fair Value per Share		$1.48	

(a) Cash balance above that necessary to operate the business as of June 9, 2020.

- As of June 16, 2020, Emory & Co., LLC recommends a fair value of $1.48 per share for the Class A Common Stock of Westell.

Valuation Methodologies

- We have based our recommendation on the following valuation methodologies:
  - Comparative Stock Analysis
    - Emory analyzed public companies with similar characteristics to Westell.
  - Comparative Transactions Analysis
    - Emory analyzed recent transactions involving interests of similar companies.
  - Discounted Cash Flow Analysis
    - Emory determined the present value of future cash flows based on a weighted average cost of capital (WACC) discount rate.
  - Market Price Analysis
    - Emory analyzed the market price and applied an appropriate premium to represent a control value of the shares.
  - Adjusted Balance Sheet Analysis
    - Emory adjusted the balance sheet assets and liabilities to reflect an orderly liquidation of the Company.

Company Overview

Company Overview

Westell Technologies, Inc., was incorporated in Delaware in 1980 and is headquartered at 750 North Commons Drive, Aurora, Illinois 60504. The Company is a leading provider of high-performance network infrastructure solutions focused on innovation and differentiation at the edge of communication networks where end users connect. The Company's portfolio of products and solutions enable service providers and network operators to improve performance and reduce operating expenses. With millions of products successfully deployed worldwide, the Company is a trusted partner for transforming networks into high-quality reliable systems.

The Company has three reportable operating segments: In-Building Wireless (IBW), Intelligent Site Management (ISM) (formerly Intelligent Site Management and Services, or ISMS), and Communications Network Solutions (CNS).

- IBW Segment – The IBW segment solutions enable cellular coverage in stadiums, arenas, malls, buildings, and other indoor areas not served well or at all by the existing "macro" outdoor cellular network. For commercial service, the IBW segment solutions include digital repeaters and distributed antenna system (DAS) conditioners. For the public safety market, the IBW segment solutions include half-watt and two-watt repeaters and a battery backup unit. The Company's IBW segment also offers ancillary products that consist of passive system RF components and antennas for both the commercial and public safety markets. In addition, in fiscal year 2019, IBW, in partnership [supplier name redacted].

Company Overview

- ISM Segment – The ISM segment solutions include a suite of remote units which provide machine-to-machine (M2M) communications that enable operators to remotely monitor, manage, and control physical site infrastructure and support systems. Remote units can be and often are combined with the Company's Optima management software system. The Company also offers support services (i.e., maintenance agreements) and deployment services (i.e., installation).

- CNS Segment – The CNS segment solutions include a broad range of outdoor network infrastructure offerings consisting of integrated cabinets, power distribution products, copper and fiber connectivity panels, T1 network interface units (NIUs), and tower mounted amplifiers (TMAs). Starting in fiscal year 2019, CNS added a suite of fiber access solutions to address the growing customer needs of densification at the network's edge.

Company Overview

- Significant factors considered in our valuation of Westell included, but were not limited to, the following:
  - History of losses and projected losses
  - Downtrend in revenue for the Company over recent years
  - The COVID-19 pandemic, PPP Loan, and increased uncertainty
  - Industry outlook for the Company and its segments
  - Small size of the Company and its segments
  - Significant investments in R&D and new products
  - Improved sales organization within ISM
  - Customer concentration information
  - Costs of liquidation
  - Cash on the balance sheet
  - The Company's lack of debt
  - Prior discussions concerning a sale of the Company

Financial Statement Summary

CONFIDENTIAL

Financial Summary – Reported Financials

($ in thousands)	Historical					Projected				
Fiscal year ended March 31,	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025
Revenue	$88,203	$62,965	$58,577	$43,570	$29,956	$32,553	$39,462	$42,904	$45,491	$48,752
Cost of Sales	$53,687	$39,216	$33,410	$25,206	$20,240	$20,366	$24,880	$27,035	$28,363	$30,087
Gross Profit	$34,516	$23,749	$25,167	$18,364	$9,716	$12,187	$14,582	$15,869	$17,128	$18,665
Research and Development Expense	$19,317	$12,367	$7,375	$6,790	$5,226	$4,594	$4,564	$4,656	$4,750	$4,845
Segment Profit	$15,199	$11,382	$17,792	$11,574	$4,490	$7,593	$10,018	$11,213	$12,378	$13,819
Sales and Marketing	$15,817	$10,344	$8,290	$8,342	$7,365	$6,713	$6,785	$6,922	$7,061	$7,203
General and Administrative	$9,836	$7,991	$6,602	$6,699	$4,398	$4,119	$3,700	$3,686	$3,613	$3,686
Intangible Amortization	$5,554	$4,764	$4,189	$3,435	$1,233	$903	$570	$238	$0	$0
Transaction Expenses	$0	$0	$0	$0	$0	$800	$0	$0	$0	$0
Restructuring	$748	$3,155	$165	$0	$234	$0	$0	$0	$0	$0
Long-lived Assets Impairment	$0	$1,181	$0	$4,722	$1,000	$0	$0	$0	$0	$0
Stock Based Compensation Adjustment [(a)]					$773	$847	$862	$862	$862	$862
Reported Operating Income (Loss)	($16,756)	($16,053)	($1,454)	($11,624)	($10,513)	($5,790)	($1,899)	($494)	$841	$2,068
Other Income (Expense), net	$169	$170	$888	$626	$456	$1,356	$0	$0	$0	$0
Income Tax Benefit (Expense)	$102	($58)	$597	($39)	($37)	($44)	($40)	($40)	($40)	($40)
Reported Net Income From Continuing Ops.	($16,485)	($15,941)	$31	($11,037)	($10,095)	($4,478)	($1,939)	($534)	$801	$2,028

(a) Stock compensation expense is separately broken out in projected financials. Historical Stock compensation expense is contained within individual expense lines.

2020 based on Preliminary Results

Financial Summary – Adjusted EBITDA

($ in thousands)	Historical					Projected				
Fiscal year ended March 31,	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025
Reported Operating Income (Loss)	($16,756)	($16,053)	($1,454)	($11,624)	($10,513)	($5,790)	($1,899)	($494)	$841	$2,068
Depreciation	$1,544	$1,380	$768	$591	$406	$247	$190	$230	$290	$354
Intangible Amortization	$5,554	$4,764	$4,189	$3,435	$1,233	$903	$570	$238	$0	$0
Additional (COGS) Intangible Amortization (b)					$260	$390	$390	$390	$390	$130
Stock Based Compensation	$1,265	$1,594	$1,271	$1,171	$773	$847	$862	$862	$862	$862
Intangible Asset Impairment	$0	$1,181	$0	$4,722	$1,000	$0	$0	$0	$0	$0
Restructuring	$1,022	$3,155	$165	$0	$234	$0	$0	$0	$0	$0
Deferred Revenue Adjustment	$281	$254	$0	$0	$0	$0	$0	$0	$0	$0
ClearLink DAS E&O	$0	$1,581	$0	$0	$0	$0	$0	$0	$0	$0
Transaction Costs	$0	$0	$0	$0	$0	$800	$0	$0	$0	$0
Estimated Transaction Savings	$916	$916	$916	$916	$916	$670	$86	$0	$0	$0
Adjusted EBITDA	($6,174)	($1,228)	$5,855	($789)	($5,691)	($1,933)	$199	$1,226	$2,383	$3,414

(b) Intangible amortization is separated in projected financials. Historical intangible amortization is totaled.

2020 based on Preliminary Results

Emory & Co.

CONFIDENTIAL

Financial Summary – Adjusted Earnings

($ in thousands)	Historical					Projected				
Fiscal year ended March 31,	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025
Reported Operating Income (Loss)	($16,756)	($16,053)	($1,454)	($11,624)	($10,513)	($5,790)	($1,899)	($494)	$841	$2,068
Other Income (Expense), net	$169	$170	$888	$626	$456	$1,356	$0	$0	$0	$0
Stock Based Compensation	$1,265	$1,594	$1,271	$1,171	$773	$847	$862	$862	$862	$862
Intangible Asset Impairment	$0	$1,181	$0	$4,722	$1,000	$0	$0	$0	$0	$0
Restructuring	$1,022	$3,155	$165	$0	$234	$0	$0	$0	$0	$0
Deferred Revenue Adjustment	$281	$254	$0	$0	$0	$0	$0	$0	$0	$0
ClearLink DAS E&O	$0	$1,581	$0	$0	$0	$0	$0	$0	$0	$0
Transaction Costs	$0	$0	$0	$0	$0	$800	$0	$0	$0	$0
Estimated Transaction Savings	$916	$916	$916	$916	$916	$670	$86	$0	$0	$0
Foreign Currency Translation Adjustment	$0	$0	($608)	$0	$0	$0	$0	$0	$0	$0
Adjusted Pretax Income	($13,103)	($7,202)	$1,178	($4,189)	($7,135)	($2,117)	($951)	$368	$1,704	$2,930
Normalized Tax Benefit (Cost) [(c)]	$3,407	$1,872	($306)	$1,089	$1,855	$550	$247	($96)	($443)	($762)
Adjusted Net Income	($9,696)	($5,329)	$872	($3,100)	($5,280)	($1,566)	($704)	$272	$1,261	$2,168

(c) Based on a normalized tax corporate tax rate of 26% for valuation purposes.

2020 based on Preliminary Results

Financial Summary – Balance Sheet

($ in thousands) Fiscal year ended March 31,	2016	2017	2018	2019	Preliminary 2020
Cash and equivalents	$19,169	$21,778	$24,963	$25,457	$20,869
Short-term investments	$10,555	$0	$2,779	$0	$0
Accounts Receivable, net	$16,361	$12,075	$8,872	$6,865	$4,047
Inventories	$13,498	$12,511	$9,222	$9,801	$6,807
Prepaid Expenses and other current assets	$1,900	$1,409	$816	$1,706	$1,686
Land Held-for-Sale	$0	$0	$0	$0	$0
Total Current Assets	$61,483	$47,773	$46,652	$43,829	$33,409
Land, Property and Equipment, gross	$17,198	$16,062	$8,381	$8,109	$7,987
Accumulated Depreciation and Amortization	($13,221)	($14,078)	($6,780)	($6,811)	($6,911)
Land, Property and Equipment, net	$3,977	$1,984	$1,601	$1,298	$1,076
Intangible Assets, net	$20,388	$15,624	$11,435	$3,278	$2,735
Right-of-use Assets on Operating Leases	$0	$0	$0	$0	$628
Other Non-Current Assets	$183	$160	$771	$492	$73
Total Assets	$86,031	$65,541	$60,459	$48,897	$37,921
Accounts Payable	$7,856	$4,163	$1,903	$2,313	$1,346
Accrued Expenses	$6,243	$4,273	$3,280	$3,567	$3,243
Accrued Restructuring	$1,537	$1,171	$63	$0	$0
Deferred Revenue	$1,601	$2,359	$1,790	$1,217	$1,099
Total Current Liabilities	$17,237	$11,966	$7,036	$7,097	$5,688
Deferred Revenue, non-current	$1,236	$1,102	$846	$444	$221
Net Deferred Income Tax Liability	$10	$0	$0	$0	$0
Accrued Restructuring, non-current	$550	$63	$0	$0	$0
Other Non-Current Liabilities	$314	$236	$282	$176	$344
Total Liabilities	$19,347	$13,367	$8,164	$7,717	$6,253
Total Stockholders' Equity	$66,684	$52,174	$52,295	$41,180	$31,668
Total Liabilities and Stockholders' Equity	$86,031	$65,541	$60,459	$48,897	$37,921

Includes estimated impairment of $1,000.

Segment Financial Information

Segment Financials – Historical

($ in thousands)

	Historical																			
Fiscal year ended March 31,	2016				2017				2018				2019				2020			
	IBW	ISM	CNS	Total	IBW	ISM	CNS	Total	IBW	ISM	CNS	Total	IBW	ISM	CNS	Total	IBW	ISM	CNS	Total
Revenue	$34,407	$21,783	$32,013	$88,203	$25,933	$19,321	$17,711	$62,965	$23,265	$19,350	$15,962	$58,577	$12,474	$17,263	$13,833	$43,570	$10,022	$10,101	$9,834	$29,956
Cost of Sales	$20,463	$10,661	$22,563	$53,687	$17,262	$9,543	$12,411	$39,216	$12,612	$9,391	$11,407	$33,410	$7,272	$8,223	$9,711	$25,206	$7,391	$4,835	$8,015	$20,240
Gross Profit	$13,944	$11,122	$9,450	$34,516	$8,671	$9,778	$5,300	$23,749	$10,653	$9,959	$4,555	$25,167	$5,202	$9,040	$4,122	$18,364	$2,631	$5,267	$1,819	$9,716
Research and Development Expense	$11,059	$5,417	$2,841	$19,317	$6,738	$3,955	$1,674	$12,367	$4,141	$2,264	$970	$7,375	$2,755	$2,390	$1,645	$6,790	1,711	2,187	1,328	$5,226
Segment Profit	$2,885	$5,705	$6,609	$15,199	$1,933	$5,823	$3,626	$11,382	$6,512	$7,695	$3,585	$17,792	$2,447	$6,650	$2,477	$11,574	$920	$3,079	$491	$4,490
Sales and Marketing	$6,170	$3,907	$5,740	$15,817	$4,261	$3,175	$2,910	$10,344	$3,293	$2,738	$2,259	$8,290	$2,388	$3,305	$2,649	$8,342	$2,713	$2,387	$2,265	$7,365
General and Administrative	$3,837	$2,429	$3,569	$9,836	$3,291	$2,452	$2,248	$7,991	$2,622	$2,181	$1,799	$6,602	$1,918	$2,654	$2,127	$6,699	$1,429	$1,512	$1,457	$4,398
Intangible Amortization	$2,167	$1,372	$2,016	$5,554	$1,962	$1,462	$1,340	$4,764	$1,664	$1,384	$1,142	$4,189	$983	$1,361	$1,091	$3,435	$412	$416	$405	$1,233
Transaction Expenses	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Restructuring	$292	$185	$271	$748	$1,300	$968	$888	$3,155	$66	$54	$45	$165	$0	$0	$0	$0	$78	$79	$77	$234
Long-lived Assets Impairment	$0	$0	$0	$0	$486	$362	$332	$1,181	$0	$0	$0	$0	$1,352	$1,871	$1,499	$4,722	$335	$337	$328	$1,000
Stock Based Compensation Adjustment [(a)]																	$259	$261	$254	$773
Reported Operating Income (Loss)	($9,581)	($2,188)	($4,987)	($16,756)	($9,367)	($2,597)	($4,091)	($16,053)	($1,133)	$1,338	($1,660)	($1,454)	($4,195)	($2,541)	($4,888)	($11,624)	($4,306)	($1,912)	($4,295)	($10,513)
Other Income (Expense), net	$66	$42	$61	$169	$70	$52	$48	$170	$353	$293	$242	$888	$179	$248	$199	$626	$152	$154	$150	$456
Income Tax Benefit (Expense)	$40	$25	$37	$102	($24)	($18)	($16)	($58)	$237	$197	$163	$597	($11)	($15)	($12)	($39)	($12)	($13)	($12)	($37)
Reported Net Income From Continuing Ops.	($9,475)	($2,121)	($4,889)	($16,485)	($9,321)	($2,562)	($4,060)	($15,941)	($543)	$1,829	($1,255)	$31	($4,027)	($2,308)	($4,702)	($11,037)	($4,166)	($1,771)	($4,158)	($10,095)
Reported Operating Income (Loss)	($9,581)	($2,188)	($4,987)	($16,756)	($9,367)	($2,597)	($4,091)	($16,053)	($1,133)	$1,338	($1,660)	($1,454)	($4,195)	($2,541)	($4,888)	($11,624)	($4,306)	($1,912)	($4,295)	($10,513)
Depreciation	$602	$381	$560	$1,544	$568	$424	$388	$1,380	$305	$254	$209	$768	$169	$234	$188	$591	$136	$137	$133	$406
Intangible Amortization	$2,167	$1,372	$2,016	$5,554	$1,962	$1,462	$1,340	$4,764	$1,664	$1,384	$1,142	$4,189	$983	$1,361	$1,091	$3,435	$412	$416	$405	$1,233
Additional (COGS) Intangible Amortization [(b)]																	$87	$88	$85	$260
Stock Based Compensation	$493	$312	$459	$1,265	$657	$489	$448	$1,594	$505	$420	$346	$1,271	$335	$464	$372	$1,171	$259	$261	$254	$773
Intangible Asset Impairment	$0	$0	$0	$0	$486	$362	$332	$1,181	$0	$0	$0	$0	$1,352	$1,871	$1,499	$4,722	$335	$337	$328	$1,000
Restructuring	$399	$252	$371	$1,022	$1,300	$968	$888	$3,155	$66	$54	$45	$165	$0	$0	$0	$0	$78	$79	$77	$234
Deferred Revenue Adjustment	$110	$69	$102	$281	$105	$78	$71	$254	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
ClearLink DAS E&O	$0	$0	$0	$0	$651	$485	$445	$1,581	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Transaction Costs	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Estimated Transaction Savings	$357	$226	$333	$916	$377	$281	$258	$916	$364	$303	$250	$916	$262	$363	$291	$916	$306	$309	$301	$916
Adjusted EBITDA	($5,453)	$426	($1,147)	($6,174)	($3,261)	$1,953	$79	($1,228)	$1,771	$3,752	$332	$5,855	($1,092)	$1,752	($1,448)	($789)	($2,693)	($286)	($2,712)	($5,691)

(a) Stock compensation expense is separately broken out in projected financials. Historical Stock compensation expense is contained within individual expense lines.

(b) Intangible amortization is separated in projected financials. Historical intangible amortization is totaled.

2020 based on Preliminary Results

Grey boxes indicate financial information allocated based on a proportional segment revenue.

Light blue boxes indicate financial information allocated based on management allocation models within projected financial statements.

Segment Financials – Projected

($ in thousands)										Projected										
Fiscal year ended March 31,	2021				2022				2023				2024				2025			
	IBW	ISM	CNS	Total	IBW	ISM	CNS	Total	IBW	ISM	CNS	Total	IBW	ISM	CNS	Total	IBW	ISM	CNS	Total
Revenue	$13,431	$10,817	$8,305	$32,553	$21,325	$11,889	$6,248	$39,462	$23,650	$12,637	$6,617	$42,904	$24,772	$13,572	$7,147	$45,491	$26,552	$14,539	$7,660	$48,752
Cost of Sales	$9,478	$4,236	$6,652	$20,366	$14,833	$4,688	$5,359	$24,880	$16,488	$4,990	$5,558	$27,035	$17,246	$5,260	$5,857	$28,363	$18,411	$5,534	$6,142	$30,087
Gross Profit	$3,953	$6,581	$1,653	$12,187	$6,492	$7,201	$889	$14,582	$7,162	$7,648	$1,059	$15,869	$7,527	$8,312	$1,289	$17,128	$8,141	$9,005	$1,518	$18,665
Research and Development Expense	1,869	1,726	998	$4,594	1,732	1,888	943	$4,564	1,767	1,926	962	$4,656	1,803	1,965	982	$4,750	1,839	2,005	1,002	$4,845
Segment Profit	$2,083	$4,855	$655	$7,593	$4,759	$5,313	($54)	$10,018	$5,395	$5,721	$97	$11,213	$5,724	$6,347	$308	$12,378	$6,302	$7,000	$517	$13,819
Sales and Marketing	$2,680	$2,179	$1,855	$6,713	$2,568	$2,096	$2,121	$6,785	$2,619	$2,138	$2,164	$6,922	$2,672	$2,181	$2,208	$7,061	$2,726	$2,225	$2,252	$7,203
General and Administrative	$1,839	$1,180	$1,101	$4,119	$1,839	$1,053	$808	$3,700	$1,832	$1,049	$805	$3,686	$1,796	$1,028	$790	$3,613	$1,832	$1,049	$805	$3,686
Intangible Amortization	$373	$300	$230	$903	$308	$172	$90	$570	$131	$70	$37	$238	$0	$0	$0	$0	$0	$0	$0	$0
Transaction Expenses	$330	$266	$204	$800	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Restructuring	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Long-lived Assets Impairment	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Stock Based Compensation Adjustment [(a)]	$349	$281	$216	$847	$466	$260	$136	$862	$475	$254	$133	$862	$469	$257	$135	$862	$469	$257	$135	$862
Reported Operating Income (Loss)	($3,487)	$649	($2,952)	($5,790)	($421)	$1,733	($3,211)	($1,899)	$338	$2,210	($3,043)	($494)	$787	$2,880	($2,825)	$841	$1,275	$3,469	($2,676)	$2,068
Other Income (Expense), net	$560	$451	$346	$1,356	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Income Tax Benefit (Expense)	($18)	($15)	($11)	($44)	($22)	($12)	($6)	($40)	($22)	($12)	($6)	($40)	($22)	($12)	($6)	($40)	($22)	($12)	($6)	($40)
Reported Net Income From Continuing Ops.	($2,946)	$1,085	($2,617)	($4,478)	($443)	$1,721	($3,217)	($1,939)	$316	$2,199	($3,049)	($534)	$765	$2,868	($2,832)	$801	$1,253	$3,457	($2,683)	$2,028
Reported Operating Income (Loss)	($3,487)	$649	($2,952)	($5,790)	($421)	$1,733	($3,211)	($1,899)	$338	$2,210	($3,043)	($494)	$787	$2,880	($2,825)	$841	$1,275	$3,469	($2,676)	$2,068
Depreciation	$102	$82	$63	$247	$102	$57	$30	$190	$127	$68	$36	$230	$158	$86	$46	$290	$193	$106	$56	$354
Intangible Amortization	$373	$300	$230	$903	$308	$172	$90	$570	$131	$70	$37	$238	$0	$0	$0	$0	$0	$0	$0	$0
Additional (COGS) Intangible Amortization [(b)]	$161	$130	$99	$390	$211	$118	$62	$390	$215	$115	$60	$390	$212	$116	$61	$390	$71	$39	$20	$130
Stock Based Compensation	$349	$281	$216	$847	$466	$260	$136	$862	$475	$254	$133	$862	$469	$257	$135	$862	$469	$257	$135	$862
Intangible Asset Impairment	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Restructuring	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Deferred Revenue Adjustment	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
ClearLink DAS E&O	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Transaction Costs	$330	$266	$204	$800	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Estimated Transaction Savings	$276	$223	$171	$670	$47	$26	$14	$86	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Adjusted EBITDA	($1,896)	$1,930	($1,968)	($1,933)	$713	$2,365	($2,879)	$199	$1,286	$2,717	($2,777)	$1,226	$1,626	$3,340	($2,583)	$2,383	$2,008	$3,871	($2,465)	$3,414

(a) Stock compensation expense is separately broken out in projected financials. Historical Stock compensation expense is contained within individual expense lines.

(b) Intangible amortization is separated in projected financials. Historical intangible amortization is totaled.

2020 based on Preliminary Results

Grey boxes indicate financial information allocated based on a proportional segment revenue.

Light blue boxes indicate financial information allocated based on management allocation models within projected financial statements.

Summary– Sum of Parts

- Emory considered the potential value impact of attempting to split the Company into three parts and selling the individual segments.
- Emory has considered several limitations of the Sum of Parts analysis in its overall analysis, including, among other items:
  - Operational difficulties in separating segments
  - Potential expense allocation issues
  - Shared services, employees, etc.
  - The small size of certain segments compared to industry participants
  - Potential impacts of Westell being an even smaller organization without one or more of its segments

Valuation Methodologies

Valuation Methodologies

- We have based our recommendation on the following valuation methodologies:
  - Comparative Stock Analysis
    - Emory analyzed public companies with similar characteristics to Westell.
  - Comparative Transactions Analysis
    - Emory analyzed recent transactions involving interests of similar companies.
  - Discounted Cash Flow Analysis
    - Emory determined the present value of future cash flows based on a weighted average cost of capital (WACC) discount rate.
  - Market Price Analysis
    - Emory analyzed the market price and applied an appropriate premium to represent a control value of the shares.
  - Adjusted Balance Sheet Analysis
    - Emory adjusted the balance sheet assets and liabilities to reflect an orderly liquidation of the Company.

Economic and Industry Analysis

- As part of our analysis, Emory examined Westell's industry and its outlook.
- We reviewed certain IBISWorld's Industry Reports on:
  - Telecommunication Networking Equipment Manufacturing in the U.S. dated March 2020
  - Communication Equipment Manufacturing in the U.S. dated March 2020
  - Electronic Part & Equipment Wholesaling in the U.S. dated May 2020
- We also reviewed Westell's draft Form 10-K for the fiscal year ended March 31, 2020, including the sections:
  - Industry Trends and Market Solutions
  - Risks Related to Our Business
  - Management's Discussion and Analysis of Financial Condition and Results of Operations
- The COVID-19 pandemic has increased uncertainty and risk
  - Westell is considered an "essential business"
  - On April 14, 2020, Westell received a $1.6 million loan under the Paycheck Protection Program

Comparative Stock Analysis

Comparative Stock Analysis

- Emory performed a Comparative Stock Analysis, wherein Emory compared the Company's financial data, both historical and projected, with similar data available for publicly held companies that were selected for valuation guideline purposes.
- Westell and its segments were compared to sixteen publicly traded guideline companies that were considered sufficiently similar to Westell and its segments:

IBW / ISM Specific Comparables
- Corning Incorporated
- Telefonaktiebolaget LM Ericsson
- CommScope Holding Company, Inc.
- Comba Telecom Systems Holdings Limited
- SOLiD, Inc.
- PCTEL, Inc.
- Baylin Technologies Inc.
- Wireless Telecom Group, Inc.
- Communications Systems, Inc.

CNS Specific Comparables
- Flex Ltd
- Jabil Inc.
- Sanmina Corporation
- Plexus Corp.
- Celestica Inc.
- Benchmark Electronics, Inc.
- Clearfield, Inc.

Comparative Stock Analysis

- Corning Incorporated ("Corning"), engages in display technologies, optical communications, environmental technologies, specialty materials, and life sciences businesses worldwide. Corning operates in five reportable segments: Display Technologies, Optical Communications, Environmental Technologies, Specialty Materials and Life Sciences, and manufactures products at 116 plants in 15 countries. Corning is headquartered in Corning, New York and its stock trades on the New York Stock Exchange ("NYSE").

- Telefonaktiebolaget LM Ericsson ("TLM Ericsson") provides information and communications technology solutions for service providers. It operates through four segments: Networks, Digital Services, Managed Services, and Emerging Business and Other. TLM Ericsson is headquartered in Stockholm, Sweden and its stock trades on the NYSE.

- CommScope Holding Company, Inc. ("CommScope") provides infrastructure solutions for communications and entertainment networks worldwide. CommScope reports based on five operating segments: Connectivity, Mobility, Customer Premises Equipment (CPE), Network & Cloud (N&C) and Ruckus Networks (Ruckus). CommScope is headquartered in Hickory, North Carolina and its stock trades on the NasdaqGS.

- Comba Telecom Systems Holdings Limited ("Comba") an investment holding company, researches, develops, manufactures, and sells wireless telecommunications network system equipment and related engineering services. It operates through two segments, Wireless Telecommunications Network System Equipment and Services, and Operator Telecommunication Services. Comba is headquartered in Tai Po, Hong Kong and its stock trades on the Hong Kong Stock Exchange ("SEHK").

- SOLiD, Inc. ("SOLiD") provides RF amplifier, RF radio, and optical transport solutions in South Korea and internationally. SOLiD, Inc. is headquartered in Seongnam, South Korea and its stock trades on Korean Securities Dealers Automated Quotations ("KOSDAQ") of the Korea Exchange ("KRX").

- PCTEL, Inc. ("PCTEL") is a supplier of wireless network antenna and test solutions. PCTEL provides precision antennas, which are used primarily in small cells, enterprise Wi-Fi access points, fleet management and transit systems, and in equipment and devices for the Industrial Internet of Things. PCTEL also offers radio frequency test and measurement tool. PCTEL is headquartered in Bloomingdale, Illinois and its stock trades on NasdaqGS.

Comparative Stock Analysis

- Baylin Technologies Inc. ("Baylin") researches, designs, develops, manufactures, and sells a range of passive and active radio frequency (RF) and terrestrial microwave products and services. Baylin is headquartered in Toronto, Canada and its stock trades on the Toronto Stock Exchange.

- Wireless Telecom Group, Inc. ("Wireless Telecom") designs, develops, manufactures, and markets radio frequency (RF) and microwave devices. Wireless Telecom operates in three segments: Network Solutions, Test and Measurement, and Embedded Solutions and is comprised of five brands – Microlab, Boonton, Noisecom, CommAgility and Holzworth. The company is headquartered in Parsippany, New Jersey and its stock trades on the NYSE American ("AMEX").

- Communications Systems, Inc. ("Communications Systems") manufactures and sells connectivity infrastructure products and services for broadband networks. Through its three business units Communications Systems manufactures Ethernet switches, core media conversion products, and other connectivity and data transmission products; provides virtualization, managed services, wired and wireless network design and implementation, and hybrid cloud infrastructure and deployment; develops, manufactures and sells products that enable telecommunications carriers to connect legacy networks to high-speed services. Communications Systems is headquartered in Minnetonka, Minnesota and its stock trades on Nasdaq.

- Flex Ltd. ("Flex") provides design, engineering, manufacturing, and supply chain services and solutions to original equipment manufacturers worldwide. Flex operates through High Reliability Solutions, Industrial and Emerging Industries, Communications & Enterprise Compute, and Consumer Technologies Group segments. Flex is based in Singapore and its stock trades on Nasdaq.

- Jabil Inc. ("Jabil") provides manufacturing services and solutions worldwide. Jabil operates in two segments, Electronics Manufacturing Services and Diversified Manufacturing Services. It offers electronics design, production, and product management services. Jabil Inc. is headquartered in Saint Petersburg, Florida and its stock trades on the NYSE.

Comparative Stock Analysis

- Sanmina Corporation ("Sanmina") provides integrated manufacturing solutions, components, products and repair, logistics, and after-market services worldwide. It operates in two segments, Integrated Manufacturing Solutions; and Components, Products and Services. Sanmina is headquartered in San Jose, California and its stock trades on NasdaqGS.

- Plexus Corp. ("Plexus") provides electronic manufacturing services. Plexus offers design and development, supply chain, new product introduction, and manufacturing solutions, as well as aftermarket services. Plexus is headquartered in Neenah, Wisconsin and its stock trades on NasdaqGS.

- Celestica Inc. ("Celestica") provides design, manufacturing, hardware platform, and supply chain solutions. Celestica operates through two segments, Advanced Technology Solutions, and Connectivity & Cloud Solutions. The company is headquartered in Toronto, Canada and its stock trades on the Toronto Stock Exchange.

- Benchmark Electronics, Inc. ("Benchmark") provides product design, engineering services, technology solutions, and advanced manufacturing services . Benchmark is headquartered in Tempe, Arizona and its stock trades on the NYSE.

- Clearfield, Inc. ("Clearfield") manufactures, markets, and sells standard and custom passive connectivity products to the fiber-to-the-premises, enterprises, and original equipment manufacturers. Clearfield is headquartered in Minneapolis, Minnesota and its stock trades on Nasdaq.

Comparative Stock Analysis

Multiple Comparison – Summary

- In comparing Westell, Emory arrived at an enterprise value range of $6.0 million to $9.0 million.

($ in millions)	Project Eclipse (a) Emory Valuation		Comparable Company Group				
	High	Low	Mean	Median	Range		
Enterprise Value (b) (c)	$9.000	$6.000	$5,992.834	$1,047.250	$30,548.144	-	$8.821
Multiples of:							
Enterprise Value / LTM Sales	30.0%	20.0%	88.6%	68.0%	269.0%		5.8%
FY 2022E Adjusted EBITDA	45.3 x	30.2 x	7.2 x	6.4 x	20.2 x	-	0.4 x
FY 2021E Adjusted EBITDA	Neg	Neg	8.9 x	8.1 x	26.7 x	-	0.5 x
LTM Adjusted EBITDA	Neg	Neg	12.3 x	10.4 x	29.2 x	-	1.1 x
Prior Fiscal Year Adjusted EBITDA	Neg	Neg	10.7 x	9.0 x	29.2 x	-	1.1 x
FY 2022E Earnings	Neg	Neg	14.5 x	14.5 x	37.0 x	-	5.4 x
FY 2021E Earnings	Neg	Neg	20.3 x	18.7 x	52.7 x	-	Neg
LTM Earnings	Neg	Neg	26.2 x	16.7 x	221.9 x	-	Neg
Latest Fiscal Year Earnings	Neg	Neg	25.9 x	15.2 x	206.4 x	-	Neg
Price / Latest Book	77.9%	68.4%	192.8%	211.2%	371.2%	-	71.0%
Price / LTM Sales	82.4%	72.4%	82.0%	57.1%	218.5%	-	8.4%

For comparative purposes: FY2021 is next fiscal year for public companies. FY2022 is the following fiscal year for public companies.

(a) As adjusted for going private savings and other valuation items.

(b) Foreign currency converted to USD at current spot rate.

(c) Public Companies based on closing prices as of June 9, 2020.

Multiple Comparison – Adjusted EBITDA

($ in millions)	Enterprise Value	Enterprise Value / EBITDA: Projected FY2022	Projected FY2021	Latest 12 Months	Prior Fiscal Year	Enterprise Value / Sales (1)
Emory Value - High (a)	$9.0	45.3 x	Neg	Neg	Neg	30%
Emory Value - Low (a)	$6.0	30.2 x	Neg	Neg	Neg	20%
Corning	$29,808.2	8.5 x	10.4 x	8.6 x	8.2 x	269%
TLMEricsson	SEK 277,710.4	8.8 x	10.6 x	9.7 x	10.1 x	122%
CommScope	$12,678.9	6.2 x	6.9 x	11.2 x	9.8 x	137%
Comba	HKD 7,768.1	8.0 x	11.6 x	17.7 x	17.7 x	134%
SOLiD	KRW 295,507.4	NA	NA	29.2 x	29.2 x	129%
PCTEL	$93.0	6.4 x	7.9 x	14.8 x	8.3 x	106%
Baylin	$8.8	0.4 x	0.5 x	1.1 x	1.1 x	6%
Wireless Telecom	$31.9	NA	NA	17.6 x	12.9 x	70%
Communications Systems	$20.1	NA	9.9 x	23.1 x	19.7 x	41%
Flex	$7,551.0	5.0 x	5.7 x	5.7 x	4.8 x	31%
Jabil	$7,763.2	4.4 x	5.0 x	5.0 x	4.8 x	29%
Sanmina	$1,979.6	5.3 x	6.1 x	5.5 x	4.7 x	27%
Plexus	$2,120.0	9.7 x	11.0 x	11.1 x	10.9 x	66%
Celestica	$1,084.6	4.0 x	4.3 x	5.6 x	4.0 x	19%
Benchmark	$781.5	6.9 x	8.3 x	7.9 x	6.8 x	36%
Clearfield	$167.0	20.2 x	26.7 x	23.3 x	18.4 x	195%

Public Companies based on closing prices as of June 9, 2020.
For comparative purposes:FY2021 is next fiscal year for public companies. FY2022 is the following fiscal year for public companies.
(a) As adjusted for going private savings and other valuation items.

Multiple Comparison – Earnings and Dividends

($ in millions)

	Price / Earnings Ratios							
	Projected FY2022	Projected FY2021	Latest 12 Months	FY2020	3-Year Average	5-Year Average	Market Capitalization	Dividend Yield
Emory Value - High [a]	Neg	Neg	Neg	Neg	Neg	Neg	$24.7	0.0%
Emory Value - Low [a]	Neg	Neg	Neg	Neg	Neg	Neg	$21.7	0.0%
Corning	16.4 x	25.6 x	17.7 x	15.7 x	15.8 x	16.8 x	$23,371.2	3.2%
TLMEricsson	14.5 x	18.2 x	21.0 x	20.4 x	39.7 x	28.1 x	SEK 282,650	1.9%
CommScope	5.4 x	8.5 x	6.1 x	5.1 x	5.0 x	4.9 x	$3,136.5	0.0%
Comba	15.8 x	28.7 x	51.6 x	51.6 x	5,710.8 x	104.7 x	HKD 7,889.9	1.3%
SOLiD	NA	NA	48.5 x	48.5 x	18.9 x	19.9 x	KRW 283,956.6	0.0%
PCTEL	14.7 x	19.3 x	15.8 x	14.7 x	29.3 x	34.0 x	$126.8	0.0%
Baylin	9.2 x	Neg	Neg	Neg	Neg	Neg	$12.9	0.0%
Wireless Telecom	NA	NA	Neg	Neg	Neg	Neg	$23.6	0.0%
Communications Systems	NA	50.7 x	221.9 x	206.4 x	Neg	Neg	$51.7	1.4%
Flex	9.3 x	11.4 x	9.7 x	9.7 x	10.3 x	10.3 x	$5,992.5	0.0%
Jabil	9.3 x	11.7 x	11.3 x	11.3 x	13.1 x	14.5 x	$5,131.5	1.0%
Sanmina	11.7 x	15.1 x	10.2 x	8.3 x	10.0 x	10.7 x	$1,995.7	0.0%
Plexus	16.7 x	21.0 x	20.0 x	19.9 x	20.7 x	22.2 x	$2,003.5	0.0%
Celestica	9.8 x	11.8 x	Neg	13.9 x	8.0 x	7.3 x	$828.4	0.0%
Benchmark	18.6 x	26.8 x	19.6 x	17.9 x	16.2 x	15.9 x	$862.3	0.0%
Clearfield	37.0 x	52.7 x	41.7 x	40.3 x	43.8 x	36.7 x	$187.1	0.0%

Public Companies based on closing prices as of June 9, 2020.

For comparative purposes: FY2020 is latest fiscal year for public companies. FY2021 is next fiscal year for public companies. FY2022 is the following fiscal year for public companies

(a) As adjusted for going private savings and other valuation items.

Multiple Comparison – Sales and Profits

($ in millions)	Latest 12 Months			FY2016- FY2020 Compound Change	
	Net Sales	Net Income	Return on Sales	Net Sales	Net Income
Emory Value - High [a]	$30.0	($5.3)	-17.6%	-24%	-14%
Emory Value - Low [a]	$30.0	($5.3)	-17.6%	-24%	-14%
Corning	$11,082.0	$365.0	3.3%	6%	-8%
TLMEricsson	SEK 228,060.0	SEK 2,062.0	0.9%	-2%	-36%
CommScope	$9,278.8	($1,087.1)	-11.7%	22%	90%
Comba	HKD 5,779.9	HKD 151.7	2.6%	-4%	-8%
SOLiD	KRW 229,279.9	KRW 5,746.8	2.5%	5%	11%
PCTEL	$87.5	$3.4	3.9%	0%	NA
Baylin	$153.3	($19.6)	-12.8%	27%	-1%
Wireless Telecom	$45.3	($1.2)	-2.7%	10%	NA
Communications Systems	$48.9	$7.7	15.8%	-17%	NA
Flex	$24,209.9	$87.6	0.4%	0%	-33%
Jabil	$26,339.8	$133.3	0.5%	9%	0%
Sanmina	$7,349.9	$105.9	1.4%	7%	-22%
Plexus	$3,229.6	$105.6	3.3%	4%	4%
Celestica	$5,773.8	($23.2)	-0.4%	1%	1%
Benchmark	$2,180.2	$13.5	0.6%	-3%	-30%
Clearfield	$85.6	$4.4	5.2%	9%	-1%

For comparative purposes, compound change is calculated based on each company's most recent five fiscal years.

(a) As adjusted for going private savings and other valuation items.

Multiple Comparison – Price to Sales

	Price / Share	Latest 12 Months Sales / Share	Price / Sales	Return on Sales
Emory Value - High [a]	$24,676,000	$29,956,416	82%	-1.8%
Emory Value - Low [a]	$21,676,000	$29,956,416	72%	-1.8%
Corning	$27.63	$14.53	190%	3.3%
TLMEricsson	SEK 85.28	SEK 68.81	124%	0.9%
CommScope	$10.87	$47.51	23%	-11.7%
Comba	HKD 3.16	HKD 2.36	134%	2.6%
SOLiD	KRW 5,480.00	KRW 4,424.81	124%	2.5%
PCTEL	$6.93	$4.78	145%	3.9%
Baylin	$1.20	$14.23	8%	-12.8%
Wireless Telecom	$1.09	$2.09	52%	-2.7%
Communications Systems	$5.58	$5.28	106%	15.8%
Flex	$11.89	$48.04	25%	0.4%
Jabil	$33.74	$173.19	19%	0.5%
Sanmina	$28.25	$104.04	27%	1.4%
Plexus	$68.25	$110.02	62%	3.3%
Celestica	$7.50	$52.28	14%	-0.4%
Benchmark	$23.68	$59.87	40%	0.6%
Clearfield	$13.70	$6.27	218%	5.2%

Public Companies based on closing prices as of June 9, 2020.

(a) As adjusted for going private savings and other valuation items. For valuation purposes, assumes one share outstanding.

Multiple Comparison – Balance Sheet Items

($ in millions)	Total Debt	Total Book Value	Total Debt / Book Value	Current Assets / Current Liabilities
Emory Value - High [(a)]	$0.0	$31.7	0%	5.9 to 1
Emory Value - Low [(a)]	$0.0	$31.7	0%	5.9 to 1
Corning	$8,462.0	$9,898.0	85%	2.2 to 1
TLMEricsson	SEK 51,241.0	SEK 79,841.0	64%	1.2 to 1
CommScope	$9,936.7	$573.4	1733%	1.7 to 1
Comba	HKD 1,895.8	HKD 3,461.2	55%	1.5 to 1
SOLiD	KRW 71,130.5	KRW 122,609.2	58%	0.9 to 1
PCTEL	$4.5	$69.1	6%	6.7 to 1
Baylin	$62.8	$58.9	107%	2.1 to 1
Wireless Telecom	$11.5	$31.3	37%	1.9 to 1
Communications Systems	$0.3	$49.0	1%	6.3 to 1
Flex	$3,481.2	$2,831.2	123%	1.3 to 1
Jabil	$3,345.1	$1,746.8	191%	0.9 to 1
Sanmina	$1,098.5	$1,617.7	68%	1.6 to 1
Plexus	$342.4	$892.6	38%	1.8 to 1
Celestica	$925.4	$1,897.8	49%	1.8 to 1
Benchmark	$331.0	$989.6	33%	2.8 to 1
Clearfield	$3.2	$76.2	4%	5.2 to 1

(a) As adjusted for going private savings and other valuation items.

Multiple Comparison – Price to Book Values

	Price / Share	Latest Book Value / Share	Latest 12 Months Earnings / Share	Price to Book	Latest Earnings / Book
Emory Value - High (a)	$24,676,000	$31,668,000	($5,279,567)	78%	-17%
Emory Value - Low (a)	$21,676,000	$31,668,000	($5,279,567)	68%	-17%
Corning	$27.63	$13.04	$1.56	212%	12%
TLMEricsson	SEK 85.28	SEK 24.06	SEK 4.07	354%	17%
CommScope	$10.87	$2.93	$1.79	371%	61%
Comba	HKD 3.16	HKD 1.40	$0.06	225%	4%
SOLiD	KRW 5,480.00	KRW 2,366.20	KRW 113.00	124%	5%
PCTEL	$6.93	$3.84	$0.44	145%	11%
Baylin	$1.20	$1.46	($0.08)	8%	-5%
Wireless Telecom	$1.09	$1.53	($0.06)	52%	-4%
Communications Systems	$5.58	$5.24	$0.03	106%	0%
Flex	$11.89	$5.65	$1.23	25%	22%
Jabil	$33.74	$11.54	$2.99	19%	26%
Sanmina	$28.25	$23.72	$2.77	27%	12%
Plexus	$68.25	$30.58	$3.41	62%	11%
Celestica	$7.50	$10.37	($0.18)	14%	-2%
Benchmark	$23.68	$27.18	$1.21	40%	4%
Clearfield	$13.70	$5.60	$0.33	218%	6%

Public Companies based on closing prices as of June 9, 2020.

(a) As adjusted for going private savings and other valuation items. For valuation purposes, assumes one share outstanding.

Comparative Transactions Analysis

Comparative Transaction Analysis – Summary

- Emory determined multiples implied by transactions involving companies with similar characteristics to Westell. These implied multiples were applied to Westell's relevant financial results.
- In comparing Westell to a selection of 31 transactions, Emory arrived at an enterprise value range of $7.5 million to $9.0 million.

($ in millions)	Enterprise Value	Enterprise Value to LTM: Revenue	EBITDA
Average	$1,044.8	1.44 x	12.55 x
Median	$110.0	1.20 x	10.70 x
High	$7,453.3	3.40 x	33.60 x
Low	$4.2	0.20 x	3.20 x
Project Eclipse			
Emory Value - High	$9.0	0.30 x	Neg
Emory Value - Low	$7.5	0.25 x	Neg

CONFIDENTIAL

Comparative Transaction Analysis – Detail

($ in millions)

Date	Target	Acquirer	Target Description	Enterprise Value	Enterprise Value to LTM Revenue	Enterprise Value to LTM EBITDA
6/24/2019	Kingsignal Technology Co., Ltd.	Ganzhou Development Investment Holdings Group Co., Ltd.	Provides voice signal cables, connectors, components and accessories. It offers RF cables, including semi-rigid and flexible, military standard RG series, corrugated coaxial, KSR and FLL low loss, micro coaxial, MS2 low loss, tri-coaxial, CATV coaxial, test, multiple core coaxial, and stable cables, and commercial wires; and RF connectors	$7,137.2	2.9 x	33.6 x
4/4/2019	ARRIS International plc	CommScope Holding Company, Inc.	Provides entertainment, communications, and networking technology and solutions worldwide.	$7,453.3	1.1 x	9.6 x
2/28/2019	Shenzhen Microgate Technology Co., Ltd.	Shenzhen Yuanzhi Fuhai Electronic Information Investment Enterprise	Operates in the multilayer passive component industry worldwide manufacturing LTCC RF components, chip inductors, EMI/EMC components, power inductors, and NFC antennas,	$4,846.2	2.9 x	21.7 x
2/14/2019	Wuhan Fingu Electronic Technology Co., Ltd.	Pingtan Huaye Value Investment Partnership Enterprise	Develops and sells RF components and devices for mobile communication antenna feeder systems. The company provides filter products, such as duplexers, combiners, tower mounted amplifiers, etc.	$2,168.2	1.9 x	NA
12/11/2018	Radisys Corporation	Reliance Industries Limited	Provides telecom solutions worldwide. It operates in two segments, Software-Systems and Hardware Solutions.	$89.1	0.7 x	NA
2/20/2018	Outdoor Powered Cabinet Product Portfolio of Calix, Inc.	Clearfield, Inc.	Outdoor Powered Cabinet Product Portfolio of Calix, Inc. comprises outdoor communication cabinet products.	$10.4	NA	NA
2/1/2018	Cobham plc (test and measurement business)	Viavi Solutions Inc.	Comprises Cobham's wireless network testing, monitoring, and measurement businesses.	$455.0	2.3 x	NA
1/17/2018	Advantech Wireless Inc. (Terrestrial Microwave and Antenna Equipment Divisions)	Baylin Technologies Inc.	The Radio Frequency, Terrestrial Microwave and Antenna Equipment Divisions of Advantech Wireless Inc. comprises wireless broadband communications equipment manufacturing business.	$49.0	1.4 x	8.2 x
5/2/2017	Smiths Interconnect, Inc., Microwave Telecoms Business	Infinite RF Holdings, Inc.	The Microwave Telecoms Business of Smiths Interconnect, Inc. manufactures components, sub-assemblies, antennas, and test system solutions for communications, defense, medical, rail, and energy markets.	$110.0	1.1 x	NA
4/12/2017	Tollgrade Communications Inc.	Enghouse Systems Limited	Provides telephone, cable TV, Internet, VoIP and IPTV network remote testing systems to the telecom industry.	$23.0	1.0 x	NA
4/9/2017	Antenna Plus, LLC	Airgain, Inc.	Antenna Plus, LLC designs, manufactures, and sells antennas for cellular, long-term evolution, multiple input multiple output, global positioning system, Wi-Fi, and radio frequencies in the United States.	$4.9	0.6 x	3.2 x
3/30/2017	OneAccess Networks SA	EKINOPS S.A.	OneAccess Networks SA provides physical and virtual network functions that enable service providers and network providers to deliver cloud and other managed services to their SMB and enterprise customers worldwide.	$67.5	1.1 x	12.1 x
2/21/2017	CommAgility Ltd.	Wireless Telecom Group Inc.	Provides FPGA and RF embedded signal processing hardware and radio modules for 4G and 5G mobile network and related applications for wireless telecom OEMs.	$18.8	1.9 x	12.6 x
8/2/2016	Emerson Network Power	Platinum Equity LLC	Emerson Electric's Emerson Network Power division manufactures power supplies, cooling systems rack enclosures and connectivity systems that protect Internet, phone, and computer networks from electric power outages and disruptions.	$4,000.0	0.9 x	NA
11/5/2015	COM DEV International Ltd.	Honeywell International Inc.	COM DEV International Ltd. designs, manufactures, and distributes space-based wireless communications products and subsystems in Canada and internationally.	$346.3	2.1 x	19.2 x
9/17/2015	ASC Signal Corporation	Communications & Power Industries LLC	ASC Signal Corporation designs, develops, manufactures, and deploys satellite communication, high frequency antenna, radar antenna, and other products for broadcast, government, military, and enterprise satellite communication applications.	$48.6	1.0 x	NA
6/1/2015	Herley Industries, Inc.	Ultra Electronics Defense, Inc.	Herley Industries, Inc. was acquired by Ultra Electronics Defense, Inc. Herley Industries, Inc. engages in the design, development, and manufacture of microwave technology solutions for the defense, aerospace, and medical industries worldwide.	$260.0	NA	11.8 x

Emory & Co.

CONFIDENTIAL

Comparative Transaction Analysis – Detail

($ in millions)

Date	Target	Acquirer	Target Description	Enterprise Value	Enterprise Value to LTM Revenue	Enterprise Value to LTM EBITDA
4/1/2015	Pacific Wave Systems, Inc.	COM DEV International Ltd.	Pacific Wave Systems, Inc. engages in engineering, designing, and machining microwave components for microwave and aerospace industries.	$20.1	1.5 x	6.9 x
1/27/2015	TE Connectivity Ltd., Telecom, Enterprise and Wireless Business	CommScope Holding Company, Inc.	TE Connectivity Ltd., Telecom, Enterprise and Wireless Business offer broadband network solutions which supplies infrastructure components and systems for the telecommunications market and electronic components for the data communications market.	$3,059.0	1.6 x	10.2 x
12/15/2014	Eltek ASA	Deltronics (Netherlands) BV	Eltek ASA, through its subsidiaries, develops, manufactures, and markets power systems and solutions for telecommunication and datacenter, power utilities, railway and metro, marine and offshore, and oil and gas industries.	$596.0	1.2 x	11.2 x
12/12/2014	MESL Microwave Limited	COM DEV International Ltd.	MESL Microwave Limited was formerly known as Thales MESL Ltd. and changed its name to MESL Microwave Limited in August 2007. The company was incorporated in 1981 and is based in Edinburgh, United Kingdom.	$20.1	1.3 x	NA
11/11/2014	Comnet Telecom Supply Inc.	RF Industries Ltd.	Distributes telecom and datacenter connectivity hardware, including cabling, fiber cable assemblies, patch cord, server cabinets and network racks, for telecommunications businesses, datacenters and colocation service providers.	$4.2	0.4 x	NA
9/22/2014	Viasystems Group Inc.	TTM Technologies Inc.	Designs, manufactures, and tests multi-layer printed circuit boards (PCBs) as well as custom and standard metal enclosures, cabinets, racks and sub-racks, backplanes and busbars.	$368.0	0.8 x	7.2 x
6/11/2014	ProSoft Technology, Inc.	Belden Inc.	ProSoft Technology, Inc. develops communication and connectivity solutions that link/bridge dissimilar automation products.	$105.0	2.1 x	NA
4/28/2014	Power Solutions Business	Bel Fuse Inc.	Provide power conversion and power management systems for datacenter, telecommunications and industrial businesses and applications.	$110.0	0.4 x	NA
10/21/2013	Tellabs Inc.	Marlin Equity Partners, LLC; Marlin Equity III, L.P.; Marlin Equity IV LP	Tellabs, Inc. designs, develops, and supports telecommunication networking products for communication service providers in the United States and internationally.	$340.0	0.4 x	NA
10/8/2013	Purcell Systems, Inc.	Enersys	Manufactures and markets electronic equipment enclosures. The company's Its products include equipment enclosures, modular cabinets, surge protection technology, battery backup enclosures, power management, and climate control cabinets for equipment deployments in indoor and outdoor environments. Its services include integration and testing, technical support, and field services.	$115.0	1.2 x	NA
9/18/2012	Network Engines, Inc.	UNICOM Systems, Inc.	Designs and manufactures application platforms and appliance solutions on which software applications are applied for enterprise and telephony information technology networks.	$62.7	0.2 x	5.1 x
3/16/2012	RuggedCom Inc.	Siemens Aktiengesellschaft	RuggedCom Inc. designs and manufactures rugged communications networking solutions for mission-critical applications in harsh environments in North America, Europe, the Middle East, Africa, the Asia Pacific, and Latin America.	$426.6	3.4 x	21.6 x
2/15/2012	Omnimetrix	Acorn Energy	OmniMetrix, LLC designs and develops wireless equipment monitoring products to monitor standby power generation, backup power generators, remote powered equipment, cellular towers, emergency towered communications, and remote tower sites.	$8.5	2.8 x	NA
2/22/2011	Tollgrade Communications Inc.	Golden Gate Capital	Tollgrade Communications, Inc. provides network assurance solutions. It offers broadband service assurance and smart grid solutions.	$64.7	1.4 x	6.7 x

NA = Not Available Neg = Negative

31 Transaction Count

Discounted Cash Flow Analysis

Discounted Cash Flow Analysis

- Emory discounted free cash flow from FY2021 – FY2025 based on management's projection.

Project Eclipse [1]
($ in thousands)

Fiscal Years Ending March 31,	2021	2022	2023	2024	2025
Revenue	$32,553	$39,462	$42,904	$45,491	$48,752
Revenue Growth	8.7%	21.2%	8.7%	6.0%	7.2%
Earnings before Interest, Taxes, Depreciation & Amortization (EBITDA)	($1,933)	$199	$1,226	$2,383	$3,414
EBITDA Growth			516.4%	94.4%	43.2%
Depreciation and Amortization	($1,540)	($1,150)	($858)	($680)	($484)
Earnings before Interest and Taxes (EBIT)	($3,473)	($951)	$368	$1,704	$2,930
Taxes at 26.0%	$903	$247	($96)	($443)	($762)
Earnings before Interest After Taxes (EBIAT)	($2,570)	($704)	$272	$1,261	$2,168
Depreciation and Amortization	$1,540	$1,150	$858	$680	$484
Changes in Working Capital	131	(1,652)	(594)	(845)	(942)
Capital Expenditures	(232)	(200)	(200)	(200)	(200)
Free Cash Flow	($1,131)	($1,406)	$336	$896	$1,510

1) Based management projections, as adjusted for cost savings of going private.

Discounted Cash Flow Analysis

Calculation of WACC		
Risk-Free Rate (2)		1.4%
Market Risk Premium for Large Stocks (3)		6.2%
Size Risk Premium (4)		5.0%
Company Specific Risk (5)		6.5%
Discount Rate on Equity		19.1%
Rate of Return on Debt (6)		6.3%
Assumed Tax Rate		26.0%
After-Tax Return on Debt		4.7%
Assumed Capital Structure	Equity	90.0%
	Debt	10.0%
	Total Capital	100.0%
Weighted Average Cost of Capital (rounded)		17.6%

1) Based management projections, as adjusted for cost savings of going private.
2) 20-Year Treasury Bond yield as of June 9, 2020.
3) From Duff & Phelps Duff & Phelps online Cost of Capital Navigator. Long-Horizon (Supply Side) Expected Equity Risk Premium: large company stock total returns minus long-term government bond income returns.
4) From Duff & Phelps online Cost of Capital Navigator.
Expected Equity Size Premium: micro-capitalization below $229 million.
5) Allows for the special risk characteristics of the specific business not accommodated by the general market risk premium.
6) Based on Moody's Baa Seasoned Corporate Bonds Yield on June 9, 2020 and 250 bps for additional Company-specific factors.
7) Assumes the Company is sold at the end of fiscal 2025 for a multiple of EBITDA.

- Emory discounted the projected cash flows to a present value using a weighted average cost of capital (WACC)
- We have assumed a Company specific risk of 6.5% in the build-up of our (WACC).
- Emory assumed a capital structure of 90% equity and 10% debt based on its experience, analysis of the Company, and the capital structures of industry participants.

Discounted Cash Flow Analysis

- Using the Discounted Cash Flow Analysis, Emory determined an enterprise value range of $6.618 million to $8.896 million.
- Emory's analysis assumes the Company is sold at the end of fiscal 2025 for a multiple of EBITDA.
- Emory's analysis includes a sensitivity analysis of discount rates and exit multiples.

DCF with an EBITDA Multiple Terminal Value ($ in thousands)

Discount Rate	Terminal EBITDA Multiple	Present Value of Cash Flow	Present Value of Terminal Value	Enterprise Value (rounded)
	5.0 x	($655)	$7,274	$6,618
18.6%	5.5 x	($655)	$8,001	$7,346
	6.0 x	($655)	$8,728	$8,073
	5.0 x	($632)	$7,588	$6,956
17.6%	5.5 x	($632)	$8,347	$7,715
	6.0 x	($632)	$9,106	$8,474
	5.0 x	($607)	$7,919	$7,313
16.6%	5.5 x	($607)	$8,711	$8,105
	6.0 x	($607)	$9,503	$8,896

7) Assumes the Company is sold at the end of fiscal 2025 for a multiple of EBITDA.

Net Operating Losses (NOLs)

- Westell has significant deferred tax assets, primarily in the form of net operating losses, which are generally available to offset future taxable income. If Westell fails to generate sufficient future taxable income, net operating losses would expire prior to utilization.
- A valuation allowance was recorded against all deferred tax assets in the fourth quarter of fiscal year 2013. The Company remains in a full valuation allowance position as of March 31, 2020.
- A change in ownership, as defined by Section 382 of the Internal Revenue Code, could reduce the availability of those tax assets. Additional federal or state tax code changes could further limit Westell's use of deferred tax assets.
- Additionally, the Company has approximately $9.5 million of NOLs set to expire through fiscal year ending March 31, 2023. A schedule outlining the expiration of the Company's NOLs follows:

3/31/20 Tax Assets	FY21F	FY22F	FY23F	FY24F	FY25F	2026	2027	2028	2029
Tax Assets, Tax-Effected	$31,355								
Not Expiring	$2,917								
Expiring Total	$28,439								
Expiring NOL Tax-Effected and Credits	$1,058	$4,592	$3,817	$241	$179	$186	$9	$2,448	$2,625

3/31/20 Tax Assets	2030	2031	2032	2033	2034	2035	2036	2037	2038
Expiring NOL Tax-Effected and Credits	$40	$652	$0	$2,463	$1	$3,381	$2,412	$2,655	$1,680

- Additional tax assets are expected to be generated given the projected pretax losses through fiscal 2023. On a present value basis, these projected new tax assets exceed the present value of projected tax liabilities in fiscal 2023 through fiscal 2024.

Stock Price and Volume History

Stock Price and Volume History – 1 year

- Westell's historical stock prices and trading volume for the prior year:



Volume
Stock Price
Price ($)
$2.00
$1.80
$1.60
$1.40
$1.20
$1.00
$0.80
$0.60
$0.40
$0.20
$0.00
600,000
500,000
400,000
300,000
200,000
100,000
0
Volume (shares)
6/10/19
7/10/19
8/10/19
9/10/19
10/10/19
11/10/19
12/10/19
1/10/20
2/10/20
3/10/20
4/10/20
5/10/20

Stock Price and Volume History – 5 years

- Westell's historical stock prices and trading volume for the prior five years:



$6.00
$5.00
$4.00
$3.00
$2.00
$1.00
$0.00
Price ($)
Volume
Stock Price
600,000
500,000
400,000
300,000
200,000
100,000
0
Volume (shares)
6/1/15
7/1/15
8/1/15
9/1/15
10/1/15
11/1/15
12/1/15
1/1/16
2/1/16
3/1/16
4/1/16
5/1/16
6/1/16
7/1/16
8/1/16
9/1/16
10/1/16
11/1/16
12/1/16
1/1/17
2/1/17
3/1/17
4/1/17
5/1/17
6/1/17
7/1/17
8/1/17
9/1/17
10/1/17
11/1/17
12/1/17
1/1/18
2/1/18
3/1/18
4/1/18
5/1/18
6/1/18
7/1/18
8/1/18
9/1/18
10/1/18
11/1/18
12/1/18
1/1/19
2/1/19
3/1/19
4/1/19
5/1/19
6/1/19
7/1/19
8/1/19
9/1/19
10/1/19
11/1/19
12/1/19
1/1/20
2/1/20
3/1/20
4/1/20
5/1/20

Premium Analysis

Premium Analysis

- Emory reviewed various sources of premiums:
  - Mergerstat Review Control Premiums
    - Study of publicly traded minority interests are purchased for a premium in the course of a business acquisition.
  - Dutch Auction data
    - Study of prices to purchase blocks of shares.
  - Secondary Market for Limited Partnership Interests
    - Study of prices of limited partnership interests offered to the public in respect to their underlying net asset value.
  - Closed-End Funds
    - Study of investment funds with a limited number of shares and their public price in respect to their underlying net asset value.
  - Restricted Stock Studies
    - Study of the discounts on the sale of restricted shares of public ally traded companies.
  - Pre-IPO Studies
    - Study of the discounts on sales of closely held company shares relative to subsequent initial public offerings of the same company's shares.

Premium Analysis

- Emory also reviewed and considered acquisition offers that Westell had received over the past several years. The value indications provided were high-level and based on limited information. While meaningful to consider, the credibility of these offers has yet been shown.
  - During the fourth quarter of fiscal 2020 Westell discussed divesting ISM
    - [Company A] - Letter of Intent $6 - $8million cash for all of ISM
    - [Company B] - Based on public financials worth $10 million
    - [Company C] - Based on public financials 4x - 6x EBITDA, about $8 - $14 million

  - [Company D] has provided two indications of interest:
    - [Company D] Indication of Interest dated April 5, 2017
      - Based on publicly available information a take private transaction to purchase 100% of the shares for $0.84 - $0.91 per share (a premium of 30% to 40% over the 20-day trailing VWAP)
    - [Company D] Indication of Interest dated July 24, 2019
      - Based on publicly available information a take private transaction to purchase 100% of the shares for $2.33 - $2.51 per share (a premium of 30% to 40% over the 20-day trailing VWAP)

Premium Analysis

- [Company E] has made multiple offers for Westell over the years:
  - Indication of Interest dated November 1, 2017
    - [Company E] purchase 100% of shares for $4.32 per share or $67 million in cash subject to customary escrow
  - Indication of Interest dated February 1, 2018
    - Public tender offer of $4.32 per share (represents a 33% premium of January 31, 2018 closing price of $3.25 per share)
    - Termination fee of $0.5 million plus expenses and $1 million Topping Fee
  - Letter of Intent dated June 11, 2018
    - Through [Company E] a public tender offer for all of Westell's equity for $3.14 per share (a 14.2% premium over the June 8, 2019 closing price of$2.75 per share)
    - Termination fee of $0.5 million plus expenses and $1 million Topping Fee
  - Letter of Intent dated July 29, 2019
    - Through [Company E] offers to purchase all of Westell's equity for $2.12 per share (a 20% premium of July 25, 2019 closing price of $2.75 per share)
  - Informal email offer on March 25, 2020
    - $2 million above Westell's cash at closing. December 31, 2019 cash was about $22 million. If cash was steady, total would be $24 million, or about $1.55 per share (135% premium over March 25, 2020 closing price)
    - Uncertainty as to terms and ability to execute

Applying the Premium - Public Share Price Measures

Potential share prices to apply a control premium:

- Closing market price on the valuation date
- Average of high and low prices on the valuation date
- Highest price over a certain period (e.g. previous 10 trading days, 20 trading days, 30 trading days, etc.)
- VWAP or Average price over the prior 10 trading days, 20 trading days, 30 trading days, 6 months, or 1 year, etc.

CONFIDENTIAL

Applying the Premium - Public Share Price Measures

Westell Technologies, Inc. (data through June 9, 2020)	VWAP	Average Price	High Price	Low Price	Average Daily Volume
Prior 10 Trading Days	$0.83	$0.82	$0.83	$0.80	44,024
Prior 20 Trading Days	$0.80	$0.80	$0.83	$0.72	35,883
Prior 30 Trading Days	$0.80	$0.80	$0.83	$0.72	36,661
Prior 60 Trading Days	$0.78	$0.78	$0.86	$0.61	44,000
Prior 90 Trading Days	$0.82	$0.84	$1.09	$0.61	38,441
Prior 6 Months	$0.87	$0.88	$1.17	$0.61	39,016
Prior Year	$1.06	$1.17	$1.93	$0.61	32,788

Closing Price per Share on June 9, 2020	$0.83
High Price per Share on June 9, 2020	$0.83
Low Price per Share on June 9, 2020	$0.82
Average of High and Low Price per Share On June 9, 2020	$0.83

Exchange: NASDAQ Capital Market

VWAP = Volume Weighted Average Price

Note: Uses close price and total volume for calculations. The analysis does not take into account intraday trades.

Premium Analysis

- Based on our analysis of Emory determined that a 50% to 60% premium above the prior 6 months volume weighted average price (VWAP) of $0.87 is appropriate.
- This arrives at a control value of between $1.31 per share and $1.39 per share under this method.
- This indicates an enterprise value range of between $5.740 million and $7.061 million.

($ in thousands, except per share)	High		Low
Prior 6 Months VWAP per Share	$0.87		$0.87
Premium	60%		50%
Control Price per Share	$1.39	-	$1.31
Shares Outstanding	16,503,379		16,503,379
Control Value of Equity	$22,940	-	$21,619
Debt	$0		$0
Cash [(a)]	($15,676)		($15,676)
Option Exercise Proceeds	($203)		($203)
Indication of Enterprise Value	$7,061	-	$5,740

(a) Cash Balance Above that Necessary to Operate Business

VWAP = Volume Weighted Average Price

Adjusted Balance Sheet Analysis

Adjusted Balance Sheet

- Emory adjusted the balance sheet assets and liabilities to reflect an orderly liquidation of the Company, based on discussions with management and Emory's knowledge and experience.
- Emory's Balance Sheet analysis results in a range of indicated enterprise values between $4.746 million and $7.479 million.

($ in thousands)		Adjusted Book Low		Adjusted Book High
	Net Asset Value	$20,625	-	$23,358
Plus:	Debt	$0	-	$0
Less:	Cash [(a)]	($15,676)	-	($15,676)
Less:	Option Proceeds	($203)	-	($203)
Equals:	Enterprise Value	$4,746	-	$7,479

(a) Cash balance above that necessary to operate the business as of June 9, 2020.

Adjusted Balance Sheet

- Emory examined Westell's balance sheet and underlying book value of assets and liabilities.

($ in thousands) Fiscal year ended March 31,	Note	Preliminary 2020	Adjustment	Adjusted Book Low	Preliminary 2020	Adjustment	Adjusted Book High
Cash and equivalents	(1)	$20,869	$1,310	$22,179	$20,869	$1,310	$22,179
Accounts Receivable, net	(2)	$4,047	($607)	$3,440	$4,047	($405)	$3,642
Inventories	(3)	$6,807	($4,084)	$2,723	$6,807	($3,404)	$3,404
Prepaid Expenses and other current assets	(4)	$1,686	($1,338)	$348	$1,686	($1,338)	$348
Total Current Assets		$33,409	($4,720)	$28,689	$33,409	($3,837)	$29,572
Land, Property and Equipment, net	(5)	$1,076	($726)	$350	$1,076	($626)	$450
Intangible Assets, net	(6)	$3,035	($535)	$2,500	$3,035	($35)	$3,000
Right-of-use Assets on Operating Leases	(7)	$628	($628)	$0	$628	($628)	$0
Other Non-Current Assets	(8)	$73	($73)	$0	$73	($73)	$0
Total Assets		$38,221	($6,682)	$31,539	$38,221	($5,199)	$33,022
Accounts Payable		$1,346	$0	$1,346	$1,346	$0	$1,346
Accrued Expenses	(9)	$3,243	($339)	$2,904	$3,243	($339)	$2,904
Deferred Revenue		$1,099	$0	$1,099	$1,099	$0	$1,099
Total Current Liabilities		$5,688	($339)	$5,349	$5,688	($339)	$5,349
Deferred Revenue, non-current		$221	$0	$221	$221	$0	$221
Other Non-Current Liabilities	(10)	$344	($250)	$94	$344	($250)	$94
Estimate of Lease Expenses	(11)	$0	$1,000	$1,000	$0	$750	$750
Estimate of Payroll Expenses	(12)	$0	$1,250	$1,250	$0	$1,000	$1,000
Estimate of Professional Fees	(13)	$0	$1,000	$1,000	$0	$750	$750
Estimate of Other Unrecorded Liabilities	(14)	$0	$1,000	$1,000	$0	$750	$750
Estimate of Warranty Obligations	(15)	$0	$1,000	$1,000	$0	$750	$750
Total Liabilities		$6,253	$4,661	$10,914	$6,253	$3,411	$9,664
Total Stockholders' Equity / Net Asset Value		$31,968	($11,343)	$20,625	$31,968	($8,610)	$23,358

Adjusted Balance Sheet

Notes:

(1) Cash adjusted for PPP funds net of management's estimate of amount to be repaid.
(2) Discounted by 15% and 10% for collectability in liquidation.
(3) Discounted by 60% and 50% based on discussions with management.
(4) Adjusted to $348 to reflect refundable tax credit receivable. Prepaid insurance, maintenance agreements and other current items adjusted to zero based on discussions with management.
(5) Adjusted to $350 and $450 based on discussions with management. This includes estimates of land value, net of potential tax impact, and other property and equipment.
(6) Adjusted value for all intangible assets, including those not listed on the Company's balance sheet. Examples include but are not limited to the Company's brand, customer list, etc.
(7) Adjusted to remove operating lease asset from balance sheet.
(8) Long-term prepaid maintenance contract and unconsolidated joint venture adjusted to zero based on discussions with management.
(9) Adjusted to remove current portion of operating lease liability from balance sheet.
(10) Adjusted to remove non-current portion of operating lease liability from balance sheet.
(11) Adjustment for facility lease obligations. Management estimates full rent, utilities, common area maintenance, and property insurance total approximately $4,800 through expiration of all leases.
(12) Adjustment for payroll and special severance agreements. Management estimates special severance agreements total approximately $750.
(13) Adjustment for service provider costs of liquidation. This include, among others, legal, accounting, and reporting costs.
(14) Adjustment for distributor returns, outstanding purchase orders and other unrecorded liabilities. Management estimates approximately $500 of distributor returns and open purchase orders of $4,500.
(15) Adjustment for warranty and indemnification agreements, including an Australia joint venture. Management estimates total a potential of $3,500.

Valuation Summary

Valuation Summary

- We have used the following methodologies to determine our best estimate of Westell's Enterprise value of $8.5 million. This is equivalent to an equity value of $24.379 million.


Valuation Range - Enterprise Value
($ in thousands)
Comparative Stock
Comparative Transactions Analysis
Discounted Cash Flow Analysis
Premium Analysis
Adjusted Balance Sheet
$4,500
$6,500
$8,500
$10,500

Cash

- Emory has determined cash of $6.6 million is needed for operations based on the Company's projected negative cash flows, uncertainty related to forgiveness of a loan received under the Paycheck Protection Program and for operating variability.

($ in thousands)	
Cash Balance on 6/9/2020	$22,276
Less: Cash for Operations	($6,600)
Equals: Cash Balance Above that Necessary to Operate Business	$15,676

- Emory's enterprise value determination of $8.5 million is equivalent to an equity value of $24.187 million after adjusting for cash in excess of that needed for operations and proceeds from the exercise of in-the-money options. The Company has no outstanding debt.

($ in thousands, except per share)	
Best Estimate - Enterprise Value	$8,500
Less: Debt	$0
Plus: Cash [(a)]	$15,676
Plus: Option Exercise Proceeds	$203
Equals: Equity Value	$24,379

(a) Cash balance above that necessary to operate the business as of June 9, 2020.

Stock Options

- Westell has granted stock options with an exercise price that is equal to the reported value of the Company's stock on the grant date. The Company's options have a contractual term of 7 years. Compensation expense is recognized on a straight-line basis over the vesting period for the award.
- Based on Emory's valuation, all the Company's options are out of the money, except for 150,000 unvested options with an exercise price of $1.35 per share.
- For valuation purposes, we have assumed that these options would automatically vest and be exercised at our indicated value.

	In the Money Stock Options	150,000
Times:	Exercise Price	$1.35
Equals:	Option Exercise Proceeds	$202,500

RSAs and RSUs

- Westell has outstanding Restricted Stock Awards (RSAs).
  - Vesting of restricted stock is subject to continued employment with the Company. The Company recognizes compensation expense for restricted stock on a straight-line basis over the vesting periods for the award based on the market value of Westell stock on the date of grant.
  - For valuation purposes, we have assumed that these shares would automatically vest.

- Westell has outstanding Restricted Stock Units (RSUs).
  - These awards convert into shares of Class A Common Stock on a one-for-one basis upon vesting. The Company recognizes compensation expense on a straight-line basis over the vesting for the award based on the market value of Westell stock on the date of grant.
  - For valuation purposes, we have assumed that these units would automatically vest and be converted.

PSUs

- Westell has outstanding Performance-based RSUs (PSUs).
  - PSUs will be earned primarily based upon achievement of performance goals tied to growing revenue and to non-GAAP profitability targets and have a continued employment provision and will vest one year from the grant date. Upon vesting, the PSUs convert into shares of Class A Common Stock of the Company on a one-for-one basis
  - For valuation purposes, we have assumed that these units would neither vest nor be converted based on the Company's projected performance.

Class A Common Stock [1]	12,324,775
Class B Common Stock	3,484,287
In the Money Stock Options	150,000
Restricted Stock Units	544,317
Fully Diluted Shares Outstanding	16,503,379

(1) Includes Restricted Stock Awards (RSAs)

Assumes Automatic Vesting of Restricted Stock Units (RSUs).

Assumes Performance Stock Units (PSUs) do no vest based on management projections.

Valuation Summary

($ in thousands, except per share)	Low		High
Comparative Stock	$6,000	-	$9,000
Comparative Transactions Analysis	$7,500	-	$9,000
Discounted Cash Flow Analysis	$6,618	-	$8,896
Premium Analysis	$5,740	-	$7,061
Adjusted Balance Sheet	$4,746	-	$7,479
Best Estimate - Enterprise Value		$8,500	
Less: Debt		$0	
Plus: Cash [(a)]		$15,676	
Plus: Option Exercise Proceeds		$203	
Equals: Equity Value		$24,379	
Divide: Fully Diluted Shares Outstanding		16,503,379	
Equals Fair Value per Share		$1.48	

(a) Cash balance above that necessary to operate the business as of June 9, 2020.

- As of June 16, 2020, Emory & Co., LLC recommends a fair value of $1.48 per share for the Class A Common Stock of Westell.

Sincerely,

Emory & Co., LLC

Emory & Co., LLC

Appendix A

Certificate for Appraisal

We certify that, to the best of our knowledge and belief:

- The statements of fact contained in this report are true and correct.
- The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, impartial, and unbiased professional analyses, opinions, and conclusions.
- We have no present or prospective interest in the property that is the subject of this report, and we have no personal interest with respect to the parties involved.
- We have performed no services, as an appraiser or in any other capacity, regarding the property that is the subject of this report within the three-year period immediately preceding acceptance of this assignment.
- We have no bias with respect to the property that is the subject of this report or to the parties involved with this assignment.
- Our engagement in this assignment was not contingent upon developing or reporting predetermined results.
- Our compensation for completing this assignment is not contingent upon development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.
- Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice.
- No one provided significant business and/or intangible asset appraisal assistance to the people signing this certification.

John D. Emory Jr.
President

Taylor A. Kotke
Vice President

F.R. Dengel
Managing Director

Appendix B

John D. Emory Jr., CFA, JD/MBA

Mr. Emory provides business valuation and merger and acquisition advisory services as President of Emory & Co., LLC. He has more than 23 years of transaction experience and has participated in more than 1,000 valuation engagements across a wide variety of industries and company sizes. He is the author of many published works and is a frequent speaker on business valuation topics. Prior to co-founding Emory & Co. in 1999, Mr. Emory was a business attorney with Michael Best & Friedrich LLP, where he focused on mergers and acquisitions, and other corporate transactions.

He holds the Chartered Financial Analyst (CFA) designation, administered by the CFA Institute. He received an MBA from the University of Wisconsin-Madison, a JD cum laude from the University of Wisconsin-Madison, and an AB from Stanford University with majors in Economics and History.

He has testified as a business valuation expert in trials, arbitrations and depositions. He served on the Expert Author Panel for BV Q&A Update, a magazine answering technical questions from professionals, published by Business Valuation Resources, from its inception until the publication was discontinued. He has lectured to the: American Society of Appraisers (International Conference and local meetings), Institute of Business Appraisers (National Conference), National Institute of Certified Valuation Analysts (National Conference), Law Education Institute (National Conference), Milwaukee Estate Planning Council, Estate Counselors Forum, M&A Forum, Illinois CPA Society, Business Valuation Association, State Bar of Wisconsin, Corporate Practice Institute, Lorman Education Services, Financial Planning Association of Southeastern Wisconsin, Milwaukee Bar Association, and Asia-Pacific CEO Association, among other groups.

He has served as a member of the Association for Corporate Growth (ACG) Wisconsin Chapter's Board of Directors; CleanTech Partners, Inc.'s Board of Directors and Chairman of its Fund Investment Committee; United Performing Arts Fund (UPAF) Board of Directors; a member of United Way of Greater Milwaukee's Campaign Cabinet; President of the Asia-Pacific CEO Association in the United States; a member of BizStarts Milwaukee's Governing Council; and a judge for the Wisconsin Manufacturer of the Year Award (10 years).

He is past Co-Captain of the Stanford University Varsity Sailing Team and past National Champion in one-design sailing.

F.R. Dengel, MBA

Mr. Dengel is a Managing Director with Emory & Co., LLC, where he provides business valuation, litigation support, and merger & acquisition advisory services to middle-market companies.

Prior to joining Emory & Co., Mr. Dengel worked at Robert W. Baird & Co. Incorporated in its Investment Banking Group. There he worked on valuations of closely held companies and their securities. Prior to joining Baird, Mr. Dengel worked for three years at Price Waterhouse in Washington, DC, as a Senior Consultant in its Management Science and Economics Group. Prior to that he worked for Milbank, Tweed, Hadley & McCloy in New York City as a Legal Assistant.

Mr. Dengel received his MBA degree from the Kellogg School of Management with majors in Finance and Accounting, and received a BA from Williams College.

Taylor A. Kotke, CFA

Mr. Kotke provides business valuation and merger and acquisition advisory services as a Vice President with Emory & Co., LLC. He has more than nine years of experience providing valuation and transaction related services to lower middle-market companies.

He is a NextGen Member of the Association for Corporate Growth (ACG) and a Candidate Member of the American Society of Appraisers (ASA).

He holds the Chartered Financial Analyst (CFA) designation, administered by the CFA Institute. He earned an MS in Management, with a concentration in Financial Analysis, and a BBA summa cum laude, with majors in Finance and Marketing, and a minor in Economics, from the University of Wisconsin-Milwaukee.

Appendix C

Limiting Conditions

- In providing its opinion, Emory relied upon and assumed, without independent verification, the accuracy and completeness of all financial information that was available to it from public sources and all the financial and other information provided to it by Westell or its representatives. Emory further relied upon the assurances of Westell's management that they were unaware of any facts that would make the information Westell or its representatives provided incomplete or misleading. Emory assumed the projected financial results were reasonably prepared on bases reflecting the best currently available estimates and judgment of Westell's management. Emory did not express an opinion or any other form of assurance as to the reasonableness of the underlying assumptions. Emory did not solicit any third-party indications of interest for the acquisition of all or any part of Westell. Emory did not advise Westell's Board of Directors on alternatives to the potential reverse stock split, nor did it review any agreements, offer to purchase, recommendation statement, proxy statement, or similar documents that have been or may be prepared for use in connection with the potential reverse stock split. Emory's opinion is necessarily based on economic, market, financial and other conditions as they exist and can be evaluated by it as of the date of this presentation. Emory did not perform or obtain an independent appraisal of any of Westell's assets or liabilities. Emory did not conduct or provide environmental liability assessments of any kind, so its opinion does not reflect any actual or contingent environmental liabilities. Emory provides no legal, accounting, or tax advice.

Appendix D

DRAFT dated 6/11/20

June 16, 2020

CONFIDENTIAL
Special Committee of the Board of Directors
Westell Technologies, Inc.
750 North Commons Drive
Aurora, IL 60504

Dear Members of the Special Committee of the Board of Directors:

We understand that Westell Technologies, Inc. (the "Company") intends to enter a transaction whereby the Company will effect a 1-for-1,000 reverse stock split of its Class A Common Stock ("Class A Stock"), which will then be immediately followed by a 100-for-1 forward stock split of its Class A Stock. We further understand that, following the reverse/forward stock split, the Company intends to delist the Class A Stock from NASDAQ and deregister the Class A Stock under the Securities Exchange Act of 1934, as amended. (We refer to the actions described in this paragraph collectively as the "Transaction.") The Company will not issue fractional shares in the Transaction. Therefore, shareholders of record prior to the Transaction holding fewer than 1,000 shares of Class A Stock will no longer be shareholders of the Company ("Non-Continuing Shareholders"). As a result of the Transaction, Non-Continuing Shareholders will be entitled to receive from the Company a cash payment of $1.48 in exchange for each share of Class A Stock (the "Consideration") in lieu of fractional shares.

The Special Committee (the "Special Committee") of the Board of Directors of the Company has engaged Emory & Co., LLC ("Emory" or "we"), as a financial advisor, to advise the Special Committee as to the financial fairness of the Consideration and to issue this written opinion ("Opinion") as to the fairness of the financial terms of the Transaction to the Company's shareholders.

Emory is an investment banking firm that is regularly engaged in the valuation of businesses and their securities, including issuing fairness opinions, in connection with mergers and acquisitions, reverse stock splits, employee stock ownership plans, corporate planning and other purposes. Neither Emory, nor the individuals at Emory involved with this Opinion beneficially own, or have ever owned, any interest in the Company.

In arriving at our Opinion, among other things, we:

1. reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant, including, among other items, the annual reports on Form 10-K filed by the Company for the fiscal years ended March 31, 2016, 2017, 2018, 2019, and a draft for 2020; and quarterly reports on Form 10-Q filed by the Company the three-month periods ended June 30, 2019, September 30, 2019, and December 31, 2019;

2. reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business;

3. reviewed certain business and financial information concerning the Company and the industries in which it operates;

4. reviewed information concerning ownership of the Company's stock;

5. reviewed the reported prices and the historical trading activity of the Class A Stock;

6. compared the financial and operating performance of the Company with certain other publicly traded companies and other business combinations we deemed relevant;

7. held discussions with members of the management of the Company with respect to the past and current business operations of the Company, the financial condition and operations of the Company, forecasted financial results of the Company, and certain other matters we believed necessary or appropriate to our inquiry; and

8. performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this Opinion.

We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions as well as our knowledge of the industry and our general experience in securities valuations.

In providing our Opinion, we relied upon and assumed, without independent verification, the accuracy and completeness of all information that was available to us from public sources and all the financial and other information provided to us by the Company. We have not evaluated the solvency of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters.

We further relied upon the assurances of the Company's management that they were unaware of any facts that would make the information the Company provided incomplete or misleading. We assumed the projected financial results were reasonably prepared on bases reflecting the best currently available estimates and judgment of the Company's management. We did not express an opinion or any other form of assurance as to the reasonableness of the underlying assumptions. We did not advise the Company on alternatives to the Transaction.

This Opinion is necessarily based on economic, market, financial, and other conditions as they exist and can be evaluated by us as of the date of this letter. We did not conduct or provide environmental liability assessments of any kind, so this Opinion does not reflect any actual or contingent environmental liabilities. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction. We assumed that the Transaction will be consummated in a timely manner and in accordance with applicable corporate laws and regulations. We provided no legal, accounting, or tax advice.

It should be understood that subsequent developments may affect this Opinion and that we do not have any obligation to update, revise, or reaffirm this Opinion. We do not express any opinion as to the fairness of the amount or the nature of the compensation now paid or to be paid to any of the Company's officers, directors or employees, or class of such persons.

In addition, we have not solicited, nor were we asked to solicit, third party interest in a transaction involving all or any part of the Company. The Company has agreed to reimburse us for certain expenses and to indemnify us under certain circumstances. We will receive a fee in connection with the delivery of this Opinion. The compensation of Emory and individuals involved with this Opinion is not contingent on an action or event resulting from the analyses, conclusions, or use of this Opinion.

This Opinion is intended for the use and benefit of the Special Committee in connection with, and for the purpose of, its consideration of the Transaction. The Opinion is directed only to the Consideration for the proposed Transaction from a financial point of view and does not address the merits of the underlying decision by the Company to engage in the Transaction or constitute a recommendation to shareholders of the Company concerning actions they may take with regard to their holdings. This letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any proxy statement or any other document, except in each case in accordance with our prior written consent which shall not be unreasonably withheld; provided, however, that we hereby consent to the inclusion and reference to this letter in any proxy statement to be delivered to the holders of the Company's shareholders in connection with the

Transaction if and only if this letter is quoted in full or attached as an exhibit to such document.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid by the Company to the Non-Continuing Shareholders in the Transaction is fair from a financial point of view to the Company's shareholders.

Very truly yours,

DRAFT

Emory & Co., LLC